Exhibit B-100

            Amended and Restated Operating Agreement
                               of
                   Apache Canyon Gas, L.L.C.

     This Amended and Restated Operating Agreement of Apache Canyon Gas, L.L.C. (the "Agreement") is entered into and made effective this 17th day of March, 1999, by and between Apache Canyon Gas, L.L.C. (the "Company") and KLT Gas Inc. ("KLT"), the sole member of the Company.

     Whereas, KLT and Stroud Oil Properties, Inc. ("SOP"), as members of the Company, entered into that certain Operating Agreement of Apache Canyon Gas, L.L.C., effective December 19, 1995, as amended by that First Amendment to Operating Agreement of Apache Canyon Gas, L.L.C., dated as of December 31, 1996, (as amended, the "Operating Agreement"), and

     Whereas, effective as of the date hereof, KLT has acquired all of SOP's Interest and Ownership Interest (as defined in the Operating Agreement) in the Company, and is now the sole member of the Company, and

     Whereas, KLT and the Company wish to amend and restate the Operating Agreement to reflect this reduction in members.

     The Company and KLT agree as follows:

                         Article I.
                     Formation Of Company

     1.1  Name

     The name of the limited liability company (the
"Company") is Apache Canyon Gas, L.L.C.

     1.2.      Formation

     The Company was formed on December 19, 1995, pursuant to the Delaware Limited Liability Company Act (the "Act") when its Certificate of Formation ("Certificate") was filed with the office of the Secretary of State.

     1.3. Principal Place of Business

     The Company's principal place of business is 1201
Walnut, Kansas City, MO 64106.

     1.4. Registered Office and Registered Agent

     The Company's registered agent in Delaware is Corporation Service Company. The Company's registered office in Delaware is 1013 Centre Road, Wilmington, DE 19805. The registered office and/or registered agent may be changed by the Member as provided in the Act.

     1.5. Defects as to Formalities

     A failure to observe any formalities or requirements of this Agreement, the Certificate or the Act shall not be grounds for imposing personal liability on the Member for the liabilities of the Company.

                           Article 2.
                      Business of Company

     The business of the Company shall be to carry on any lawful business or activity which may be conducted by a limited liability company organized under the Act.

                           Article 3.
             Member, Contribution, and Management

     3.1. Name and Address of Member

     The Member's name and address is KLT Gas Inc., 1201
Walnut, Kansas City, MO 64106.

     3.2. Contribution

     The Member has heretofore made contributions to the Company as set forth in the Company's books and records. No interest shall accrue on any contribution and the Member shall not have the right to withdraw or be repaid any contribution except as provided in this Agreement. The Member may, at the Member's sole discretion, make additional contributions, but, notwithstanding anything to the contrary in this Agreement, the Member shall have no obligation to do so.

     3.3. Management

     The Company shall be managed by the Member, who may unilaterally act on behalf of the Company with or without a meeting and regardless of any financial interest the Member
may have in such action.   All decisions concerning the
business affairs of the Company shall be made by the Member, and the affirmative consent (regardless of whether it is written, oral, or by course of conduct) of the Member shall constitute the consent of all of the members of the Company for purposes of the Act, the Articles and this Agreement. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imparting personal liability on the Member for liabilities of the Company.

     3.4. Management Rights

     Subject to the Act, the Certificate and this Agreement, the Member shall have authority to do every act consistent with the law. Actions by the Member shall bind the Company regardless of whether such action is for the purpose of apparently carrying on the usual way the business or affairs of the Company, including the exercise of the authority indicated in this Section. No person shall have any duty or obligation to inquire into the authority or power of the Member regarding the Member's actions on behalf of the Company.

     3.5. Member Liability and Indemnification

     Except as otherwise provided by law, the Certificate or this Agreement, a member shall have no personal liability, merely as a member, for any liabilities or losses of the Company beyond the member's contributions. The Company shall indemnify the Member for all costs, losses, liabilities, and damages paid or accrued by such Member in connection with the business of the Company, or because the Member is a member, and shall advance expenses incurred by the Member in connection with the business of the Company, or in any legal action arising from action taken by the Member in connection with the business of the Company, all to the fullest extent provided or allowed by the laws of Delaware.

     3.6. Compensation

     The Member shall be reimbursed for all reasonable expenses incurred on behalf of the Company and shall be entitled to reasonable compensation for time spent managing the Company, in an amount to be determined from time to time by the Member.

     3.7. Duty of Loyalty

     The Member may have and engage in business and investment interests and activities other than the Company, and need not account to the Company for profits or remuneration gained thereby. The Member may enter into transactions considered to be competitive with or similar to those of the Company, or a business opportunity beneficial to the Company, and the Company waives any right or claim to participate therein. The Member has no duty to account to the Company or to hold as trustee for the Company any property, profit or benefit derived by the Member in the formation, conduct or winding-up of the Company or from the use or appropriation of any Company property.

     3.8. Other Self Interest

     The Member does not violate a duty or obligation to the Company merely because the Member's conduct furthers the Member's own interests. The Member may lend money to and transact other business with the Company, and the rights and obligations of the Member in such transactions shall be the same as those of a person who is not a member. No transactions with the Company shall be voidable solely because the Member has a direct or indirect interest in the transaction.

     3.10.     Books and Accounts

     The Member shall cause the books and accounts of the Company to be kept in accordance with generally accepted accounting principles. The books and supporting records of the Company will be maintained at the Company's principal office. All the Company's funds shall be deposited in its name in an account or accounts at such banks as the Member may determine from time to time.

                           Article 4.
                             Taxes

     4.1. Elections

     The Member may make any tax elections for the Company allowed under the Internal Revenue Code of 1986 as amended from time to time ("Code") or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company. It is the intent of the Member and the Company that the Company is to be disregarded as an entity separate from the Member for purposes of the Code. KLT is designated the tax matters member as defined in Section 6231(a)(7) of the Code, and is authorized to take such actions and to execute and file all statements and forms on behalf of the Company which may be required by regulations issued by the Internal Revenue Service to indicate such designation.

     4.2. Taxes of Taxing Jurisdictions

     To the extent that the laws of any taxing jurisdiction require, the Member will prepare and the Member will execute and submit an agreement indicating that the Member will make timely income tax payments to the taxing jurisdiction and that the Member accepts personal jurisdiction of the taxing jurisdiction with regard to the collection of income taxes attributable to the Member's income, and interest, and penalties assessed on such income, if such agreement is required by the taxing jurisdiction. If the Member fails to provide such agreement, the Company may withhold and pay over to such taxing jurisdiction the amount of tax, penalty and interest determined under the laws of the taxing jurisdiction with respect to such income. Any such payments with respect to the income of the Member shall be treated as a distribution for purposes of Article 5.

                           Article 5.
                         Distributions

     The Company may make distributions at such times and in such amounts as determined by the Member. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company.


                           Article 6.
            Disposition Of Membership Interest and
         Admission Of Assignees And Additional Members

     6.1. Disposition

     The Member's membership interest is transferable either voluntarily or by operation of law. The Member may dispose of all or a portion of the Member's membership interest. Upon the disposition of a portion of the Member's membership interest, the transferee shall be admitted as a substitute member as to the transferred interest upon the completion of the transfer without further action. Upon the transfer of the Member's entire membership interest (other than a temporary transfer or transfer as a pledge or security interest), the Member shall cease to be a Member of the Company and shall have no further rights or obligations under this Agreement, except that the Member shall have the right to such information as may be necessary for the computation of the Member's tax liability.

     6.2. Admission of Additional Members

     The Member may, in the Member's sole discretion, admit additional members and determine the capital contributions of such additional members.

                           Article 7.
                  Dissolution and Winding Up

     7.1. Dissolution

     The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following:

     (1)   upon the will of the Member,

     (2) the resignation, expulsion, bankruptcy or dissolution of the Member,

     (3)  at any time the Company has no members,

     (4)  December 31, 2025, or

     (5) the entry of a decree of judicial dissolution under the Act.

     7.2. Effect of Dissolution

     Upon dissolution, the Company shall cease carrying on as distinguished from the winding up of the Company business, but the Company is not terminated, but continues until the winding up of the affairs of the Company is completed and the certificate of dissolution has been issued by the Secretary of State.

     7.3. Distribution of Assets on Dissolution

     Upon the winding up of the Company, the Company's assets shall be distributed as follows:

     (a) to creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of Company liabilities; and

     (b)   to the Member.

Such distributions shall be in cash, property other than cash, or partly in both, as determined by the Member.

     7.4. Winding Up and Articles of Dissolution

     The winding up of the Company shall be completed when all debts, liabilities, and obligations of the limited liability company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the limited liability company have been distributed to the Member. Upon the completion of winding up of the Company, the Member or other person designated by the Member shall deliver articles of dissolution to the Secretary of State for filing. The articles of dissolution shall set forth the information required by the Act.

                           Article 8.
                   Miscellaneous Provisions

     8.1. Governing Law

     This Agreement shall be construed and enforced in accordance with the laws of Delaware.

     8.2. Amendments

     This Agreement may be amended or modified from time to time only by a written instrument adopted by the Member and the Company and executed by the Member and the Company.

     8.3. Entire Agreement

     This Agreement represents the entire agreement between the Member and the Company.

     8.4. Rights of Creditors and Third Parties Under
Operating Agreement

     This Agreement is entered into between the Company and the Member for the exclusive benefit of the Company, its Member, and their successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Member with respect to any capital contribution or otherwise.

     8.5  Preservation of Prior Indemnification

     Notwithstanding anything in this Agreement to the contrary, Section 6.2 of the Operating Agreement shall remain in full force and effect, in accordance with its terms, respecting the Operations Manager, each member of the Management Committee and the Tax Matters Member (as those terms are defined in the Operating Agreement) of the Company.


In witness whereof, this Agreement is signed as of the date first above written.


Apache Canyon Gas, L.L.C., by        KLT Gas Inc., as sole
                                     member of
KLT Gas Inc., its sole member        Apache Canyon Gas, L.L.C.

By: /s/David M. McCoy                By:  /s/David M. McCoy
David M. McCoy, President            David M. McCoy, President